AGREEMENT AND PLAN OF MERGER

BETWEEN USIP.COM, INC. AND USIPNV, INC.

This Agreement and Plan of Merger (the "Agreement") is made and entered into this ____ day of September, 2005 by and between USIPNV, INC., a newly formed Nevada corporation ("UNV"), and USIP.COM, INC. a Utah corporation ("COM") (said corporations being hereinafter sometimes collectively referred to as the "Constituent Corporations").

W I T N E S S E T H:

WHEREAS, COM has authorized capital stock consisting of: (i) 25,000,000 shares of $.01 par value common stock ("COM Common Stock"), of which 17,804,388 shares were issued and outstanding as of September 1, 2005;

WHEREAS, UNV has authorized capital stock consisting of: (i) 100,000,000 shares of common stock, $.0001 par value ("UNV Common Stock"), of which 100 shares are issued and outstanding, and 10,000,000 shares of $.0001 par value preferred stock;

WHEREAS, the laws of the State of Utah and the State of Nevada permit a merger of the Constituent Corporations;

WHEREAS, the Boards of Directors of each of the Constituent Corporations have determined that it is advisable and for the benefit of each of the Constituent Corporations and their respective shareholders that COM be merged with and into UNV on the terms and conditions hereinafter set forth, and by resolutions duly adopted have adopted the terms and conditions of this Agreement; and directed that the proposed merger be submitted to the shareholders of COM and recommended to such shareholders approval of the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements, promises and covenants contained herein, it is agreed by and between the parties hereto, subject to the conditions hereinafter set forth and in accordance with the Nevada Corporation Code (the "Code"), that COM shall be and hereby is, at the Effective Date (as hereinafter defined), merged with and into UNV (UNV subsequent to such merger being hereinafter sometimes referred to as the "Surviving Corporation"), with the corporate existence of the Surviving Corporation to be continued under the name "USIP.COM, INC.," and that the terms and conditions of the merger hereby agreed upon, the mode of carrying the same into effect, the manner of converting shares are and shall be as follows:

Section 1.

Merger

1.1

On the Effective Date, COM shall be merged with and into UNV, and UNV shall continue in existence and the merger shall in all respects have the effect provided for in Section 78.450 et seq. of the Nevada Corporation Code.

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1.2

Without limiting the foregoing, on and after the Effective Date, the separate existence of COM shall cease, and, in accordance with the terms of this Agreement, the title to all real estate and other property owned by each of the Constituent Corporations shall be vested in the Surviving Corporation without reversion or impairment; the Surviving Corporation shall have all liabilities of each of the Constituent Corporations; and any proceeding pending against any Constituent Corporation may be continued as if the merger did not occur or the Surviving Corporation may be substituted in its place.

1.3

Prior to and from and after the Effective Date, the Constituent Corporations shall take all such action as shall be necessary or appropriate in order to effectuate the merger.  If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other actions are necessary, appropriate or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of COM, the last acting officers of COM, or the corresponding officers of the Surviving Corporation, shall and will execute and make all such proper assignments and assurances and take all action necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

Section 2.

Terms of Transaction

2.1

Upon the Effective Date:

(a)

The shareholders of COM shall, within 30 days of the Effective Date, submit their certificates for COM common stock to UNV for replacement with UNV common stock.  Each share of COM Common Stock submitted shall thereupon be converted into 1 share of UNV Common Stock, subject to the provisions of Section 2.2 below, the shares of Common Stock of the Surviving Corporation required for such purpose being drawn from authorized but unissued shares of the Surviving Corporation.

(b)

Each share of COM Common Stock held in the treasury of COM immediately prior to the Effective Date of the merger shall by virtue of the merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist without any conversion thereof.

(c)

Each share of UNV Common Stock outstanding and owned of record by its shareholders, if any, immediately prior to the Effective Date shall remain outstanding.

2.2

After the Effective Date, each holder of an outstanding certificate or certificates of COM Common Stock (other than Dissenting Shares) will, upon surrender of such certificate or certificates, within 30 days of the Effective Date be entitled to a certificate or certificates representing the same number of shares of UNV Common Stock.  After the Effective Date certificates representing shares of COM common stock which are not submitted to the Surviving Corporation within 30 days of the Effective Date shall be cancelled and holders of such shares shall not be entitled to any further dividends, distributions, or voting rights as a shareholder in the Surviving Corporation.

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2.3

Notwithstanding any provision of this Agreement to the contrary, shares of COM which are issued and outstanding immediately prior to the Effective Date and which are held by shareholders who have timely filed with COM a written objection to the merger (the "Dissenting Shares") shall not be converted into or represent a right to receive shares of UNV Common Stock pursuant to the terms hereof, but the holder thereof shall be entitled only to such rights as are granted in Sections 16-10a - 1301 et seq. of the Utah Revised Business Corporation Act.  Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the foregoing Article of the Code shall receive payment therefor from UNV in accordance with the Code.  If such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to appraisal and payment for his shares under the foregoing Article of the Code, each such share, subject to the terms of Section 2.2 above, shall be converted into and represent the right to receive shares of UNV Common Stock pursuant to the terms of this Agreement upon surrender of the certificate representing such share to UNV.

Section 3.

Directors and Officers

The persons who are directors and officers of UNV immediately prior to the Effective Date shall continue as the directors and officers of the Surviving Corporation and shall continue to hold office as provided in the bylaws of the Surviving Corporation.

Section 4.

Articles of Incorporation and Bylaws

4.1

From and after the Effective Date, the Articles of Incorporation of UNV, as in effect at such date, shall be the Articles of Incorporation of the Surviving Corporation and shall continue in effect until the same shall be altered, amended or repealed as therein provided or as provided by law.

4.2

From and after the Effective Date, the bylaws of UNV, in effect at such date, shall be the bylaws of the Surviving Corporation and shall continue in effect until the same shall be altered, amended or repealed as therein provided or as provided by law.

Section 5.

Shareholder Approval, Effectiveness of Merger

This Agreement shall be submitted for approval to the shareholders of COM as provided by the Code.  If this Agreement is duly authorized and adopted by the requisite vote or written consents of such shareholders and is not terminated and abandoned pursuant to the provisions of Section 6 hereof, this Agreement shall be executed, and this Agreement, or a certificate of Merger incorporating the terms of this Agreement as allowed by state law, shall be filed and recorded in accordance with the laws of the State of Nevada as soon as practicable after the last approval by such shareholders.  The Board of Directors and the proper officers of the Constituent Corporations are authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and

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documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement or of the merger herein provided for.  The merger shall become effective on the effective date of the vote of shareholders, which approved the merger (said date is herein referred to as the "Effective Date").

Section 6.

Termination

At any time prior to the filing of the Articles or Certificate of Merger withy the Secretary of State of Nevada, the Board of Directors of COM may terminate and abandon this Agreement, notwithstanding favorable action on the merger by the shareholders of either such corporation or earlier approval by the Boards of Directors of such corporations.  Without limiting the generality of the foregoing, the Board of Directors of COM and UNV may terminate and abandon this Agreement at any time prior to such filing, if more than ten (10%) percent of the holders of shares of COM or more than ten percent (10%) of the holders of shares of UNV exercise their dissenters' rights pursuant to Article 13 of the Code in connection with the merger.

Section 7.

Miscellaneous

7.1

This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

7.2

This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Nevada.

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IN WITNESS WHEREOF, the Constituent Corporations have each caused this Agreement to be executed, their respective corporate seals to be affixed and the foregoing attested, all by their respective duly authorized officers, as of the date hereinabove first written.

USIP.COM, INC.

By:

______________________________

Authorized Officer

ATTEST:

By: __________________________

    _______________, Secretary

[CORPORATE SEAL]

USIPNV, INC.

By:

_______________________________

Authorized Officer

ATTEST:

By: __________________________

    _______________, Secretary

[CORPORATE SEAL]

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